FOR IMMEDIATE RELEASE
February 25, 2011

Contact:	Amy E. Essex Chief Financial Officer, Treasurer & Corporate Secretary First Federal of Northern Michigan Bancorp, Inc. (989) 356-9041

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
ANNOUNCES FOUTH QUARTER 2010 AND FULL YEAR RESULTS

Alpena, Michigan - (February 25, 2011) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the “Company”) reported consolidated net earnings from continuing operations of $80,000, or $0.03 per basic and diluted share, for the quarter ended December 31, 2010 compared to a consolidated net loss from continuing operations of $3.1 million, or $1.07 per basic and diluted share, for the quarter ended December 31, 2009.

Consolidated net income from continuing operations for the twelve months ended December 31, 2010 was $673,000, or $0.23 per basic and diluted share, compared to a consolidated net loss from continuing operations of $6.7 million, or $2.33 per basic and diluted share, for the twelve months ended December 31, 2009.

Listed below are several key points relative to the Company’s results for the quarter and year ended December 31, 2010:

•	Significant quarter over quarter improvement in the Company’s net interest margin (from 3.24% to 3.93%) due primarily to a 59 basis point reduction in the cost of funds quarter over quarter.
•	Significant year over year improvement in the Company’s net interest margin (from 3.26% to 3.78%) due primarily to a 74 basis point reduction in the cost of funds year over year.
•	$5.7 million decrease in non-performing assets since December 31, 2009.
•	First Federal of Northern Michigan remains “well-capitalized” for regulatory purposes.
•
Provision for loan losses of $68,000 and $1.0 million during the quarter and year ended December 31, 2010, respectively, as compared to $2.7 million and $6.2 million in the corresponding prior year periods.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, "We are pleased to report that 2010 was a profitable year for us. The two main items that contributed to our profitability in 2010 were a decrease of $5.2 million in our provision for loan losses year over year due to improved asset quality, and a 52 basis point improvement in our net interest margin year over year. We experienced a marked improvement in core banking in 2010, as evidenced by our pre-tax, pre-provision net income improvement year over year.”

Mr. Mahler also commented, "The continued strengthening of our asset quality remains our top priority. Non-performing assets have decreased over $5.7 million since the end of 2009. Our Texas Ratio has decreased from 64.29% at December 31, 2009 to 40.17% at December 31, 2010. In addition, we are encouraged by the increased interest in and the successful sale of Bank-owned properties during 2010.”

Selected Financial Ratios

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009

Performance Ratios:
Net interest margin	3.93%	3.24%	3.78%	3.26%
Average interest rate spread	3.76%	3.00%	3.60%	2.97%
Return on average assets*	0.14%	-5.22%	0.30%	-2.80%
Return on average equity*	1.31%	-45.89%	2.82%	-23.21%

* Annualized

	As of
	December 31, 2010	December 31, 2009
Asset Quality Ratios:
Non-performing assets to total assets	4.48%	6.58%
Non-performing loans to total loans	4.13%	6.73%
Allowance for loan losses to non-performing loans	41.73%	31.05%
Allowance for loan losses to total loans	1.72%	2.09%

"Texas Ratio" (Bank) (1)	40.17%	64.29%

Total non-performing loans ($000 omitted)	$6,606	$11,786
Total non-performing assets ($000 omitted)	$9,689	$15,366

(1) Texas Ratio is defined by management as total non-peforming assets divided by tangible plus allowance for loan losses.

Financial Condition

Total assets of the Company at December 31, 2010 were $216.1 million, a decrease of $17.4 million, or 7.5%, from total assets of $233.5 million at December 31, 2009. Net loans receivable decreased $14.0 million to $157.2 million at December 31, 2010, due to adjustable-rate or balloon mortgage loans that have paid off or been refinanced and sold into the secondary market, consumer loan balances that have declined due to normal pay-downs, limited originations of loans to be held in the Company’s portfolio and charge-offs of commercial loans. Investment securities available for sale increased $1.6 million and investment securities held to maturity decreased $1.4 million from December 31, 2009 to December 31, 2010 due in part to the restructuring of the investment portfolio during a previous quarter in an effort to reduce credit risk and improve risk-weighted capital ratios.

Deposits decreased by $2.6 million to $155.5 million at December 31, 2010 from December 31, 2009 as we continued our focus on building relationships rather than growing non-core deposits. FHLB advances decreased $15.4 million as our asset base decreased during the year.

The ratio of total nonperforming assets to total assets was 4.48% at December 31, 2010 compared to 6.58% at December 31, 2009. Non-performing assets decreased by $5.7 million from December 31, 2009 to December 31, 2010. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce them, such as:
•	Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
•	Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
•	Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
•	Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

Stockholders’ equity was $23.7 million at December 31, 2010 compared to $23.1 million at December 31, 2009. The increase was due primarily to net earnings for the year of $673,000. First Federal of Northern Michigan’s regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Total risk-based capital (to risk-weighted assets)	$23,202	15.84%	$11,722	8.00%	$14,652	10.00%
Tier 1 risk-based capital (to risk-weighted assets)	$21,366	14.58%	$5,861	4.00%	$8,791	6.00%
Tangible Capital (to tangible assets)	$21,366	9.95%	$3,220	1.50%	$4,293	2.00%

Results of Operations

Interest income decreased slightly to $2.8 million for the three months ended December 31, 2010 from $2.9 million for the year earlier period. Interest income decreased to $11.5 million for the twelve months ended December 31, 2010 as compared to $12.4 million for the twelve months ended December 31, 2001. The decrease in interest income for the twelve-month period was due to two main factors: a period over period decrease of $14.1 million in the average balance of our interest-earning assets and a decrease of 10 basis points in the yield on interest-earning assets due in part to lower market interest rates period over period.

Interest expense decreased to $739,000 for the three months ended December 31, 2010 from $1.1 million for the prior year period. Interest expense for the twelve months ended December 31, 2010 decreased to $3.4 million from $5.1 million for the twelve months ended December 31, 2009. The decreases in interest expense for both the three- and twelve-month periods were due in part to a $10.5 million and $8.9 million decrease, respectively, in the average balance of our interest-bearing liabilities during those periods. In addition, we experienced a decrease in our overall cost of funds of 59 basis points and 74 basis points for the three- and twelve-month periods, respectively, due to declining market interest rates and an increase in our lowering-costing core deposits of approximately $6 million.

The Company’s net interest margin increased to 3.93% for the three-month period ended December 31, 2010 from 3.24% for the same period in 2009. During this time period, the average yield on interest-earning assets increased 18 basis points to 5.35% from 5.17%. The average cost of funds decreased 59 basis points to 1.58% from 2.17%, due to reductions of 60 basis points on our certificates of deposit, 24 basis points on our money market and NOW accounts, and 35 basis points on our FHLB advances quarter over quarter. For the twelve-month period ended December 31, 2010, the Company’s net interest margin increased to 3.78% from 3.26% for the same period in 2009. During this time period, the average yield on interest-earning assets decreased 10 basis points to 5.41% from 5.51%, while the cost of funds decreased 74 basis points to 1.81% from 2.55%.

The provision for loan losses for the three-month period ended December 31, 2010 was $68,000, as compared to $2.7 million for the prior year period. For the twelve-month period ended December 31, 2010, the provision for loan losses was $1.0 million as compared to $6.2 million for the same period ended December 31, 2009. For the three- and twelve-month periods ended December 31, 2009, we experienced increased provisions and charge-offs on several commercial credits.  The comparably lower provision for the three- and twelve-months periods ended December 31, 2010 reflected the improvement in our credit quality and impaired loans from the prior year periods. The provision was based on management’s review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors.

Non-interest income increased to $644,000 for the three months ended December 31, 2010 from $521,000 for the three months ended December 31, 2009. Non-interest income increased to $3.2 million for the twelve months ended December 31, 2010 from $2.6 million for the twelve months ended December 31, 2009.  The increase for the three-month period included a $182,000 increase in mortgage banking activities income as refinance activity was significantly higher for the quarter ended December 31, 2010 as compared to the prior year period. The twelve-month results reflected a $546,000 gain on sale of investments as a result of a restructuring of the investment portfolio in an effort to reduce credit risk as well as a $200,000 settlement on a lawsuit.

Non-interest expense decreased from $2.8 million for the three months ended December 31, 2009 to $2.5 million for the three months ended December 31, 2010. Non-interest expense increased $146,000 to $9.5 million for the twelve months ended December 31, 2010 from $9.4 million for the twelve months ended December 31, 2009. For the twelve-month period, other expenses increased primarily due to expenses associated with repossessed properties. Partially offsetting the increase in other expense, our FDIC premiums were $113,000 lower during the twelve-month period ended December 31, 2010 due in part to a decrease in deposits and in part to an FDIC special assessment of $108,000 paid during the second quarter of 2009.

Pre-Tax, Pre-provision Core Operating Earnings

The Company is presenting pre-tax, pre-provision core operating earnings in this release for purposes of additional analysis of operating results. Pre-tax, pre-provision core operating earnings, as defined by management, represents the Company’s income (loss) excluding: income tax expense (benefit), the provision for loan losses, and any securities gains or losses.

The following table reconciles consolidated net income (loss) presented in accordance with U.S. generally accepted accounting principles (“GAAP”) to pre-tax, pre-provision core operating earnings. Pre-tax, pre-provision core operating earnings is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income (loss) under GAAP. Pre-tax, pre-provision core operating earnings has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results as reported under GAAP. However, the Company believes presenting pre-tax, pre-provision core operating earnings provides investors with the ability to gain a further understanding of its underlying operating trends separate from the direct effects of certain issues. It displays core operating earnings trends before the impact of these issues.

Pre-Tax, Pre-Provision Core Operating Earnings

	Three Months Ended		Twelve Months Ended
	12/31/10	12/31/09	12/31/10	12/31/09

Net income (loss)	$79,511	$(3,087,005)	$972,800	$(6,762,178)
Provision for loan losses	67,553	2,703,109	1,026,192	6,195,820
Income tax expense (benefit)	-	(111,049)	-	1,089,536
Securities (gains) losses	(49,595)	-	(546,412)	(1,227)
Elevated loan, collection and repossessed asset costs (1)	522,440	388,712	1,354,535	886,553

Pre-Tax, Pre-Provision Core Operating Earnings (loss)	$619,909	$(106,233)	$2,807,115	$1,408,504

(1) Represents the excess amount over an average amount of $57,500 quarterly or $230,000 annually for the years 2004 - 2008.

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain “forward-looking statements.” The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Federal of Northern Michigan Bancorp, Inc.
Consolidated Balance Sheet

	December 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$1,889,999	$2,583,131
Overnight deposits with FHLB	72,658	515,927
Total cash and cash equivalents	1,962,657	3,099,058
Securities AFS	35,301,238	33,712,724
Securities HTM	2,520,000	3,928,167
Loans held for sale	-	51,970
Loans receivable, net of allowance for loan losses of $2,756,332 and
$3,660,344 as of December 31, 2010 and December 31, 2009, respectively	157,218,918	171,219,105
Foreclosed real estate and other repossessed assets	3,083,343	3,579,895
Federal Home Loan Bank stock, at cost	3,775,400	4,196,900
Premises and equipment	6,026,793	6,563,683
Accrued interest receivable	1,230,938	1,230,287
Intangible assets	627,306	919,757
Prepaid FDIC Premiums	967,143	1,314,850
Deferred Tax Asset	659,194	559,235
Other assets	2,745,034	3,130,063
Total assets	$216,117,964	$233,505,694

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$155,465,896	$158,099,809
Advances from borrowers for taxes and insurance	130,030	105,419
Federal Home Loan Bank Advances	29,000,000	44,400,000
Note Payable	-	630,927
REPO Sweep Accounts	6,172,362	5,407,791
Accrued expenses and other liabilities	1,678,733	1,809,266
Total liabilities	192,447,021	210,453,212

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,799 shares issued)	31,920	31,920
Additional paid-in capital	23,822,152	23,722,767
Retained earnings	2,673,064	2,000,264
Treasury stock at cost (307,750 shares)	(2,963,918)	(2,963,918)
Unearned compensation	(38,382)	(161,678)
Accumulated other comprehensive income	146,107	423,127
Total stockholders' equity	23,670,943	23,052,482

Total liabilities and stockholders' equity	$216,117,964	$233,505,694

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income
	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,

	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$2,449,582	$2,534,151	$10,133,014	$11,104,555
Interest and dividends on investments
Taxable	133,715	134,299	480,124	547,503
Tax-exempt	33,329	41,426	185,334	213,010
Interest on mortgage-backed securities	157,581	146,449	648,183	577,377
Total interest income	2,774,207	2,856,325	11,446,655	12,442,445

Interest expense:
Interest on deposits	496,281	720,521	2,295,944	3,457,053
Interest on borrowings	242,250	351,639	1,150,717	1,630,886
Total interest expense	738,531	1,072,160	3,446,661	5,087,939

Net interest income	2,035,676	1,784,165	7,999,994	7,354,506
Provision for loan losses	67,553	2,703,109	1,026,192	6,195,820
Net interest income (expense) after provision for loan losses	1,968,123	(918,944)	6,973,803	1,158,686

Non-interest income:
Service charges and other fees	194,455	207,939	803,993	869,427
Mortgage banking activities	427,527	245,842	1,438,161	1,413,468
Gain on sale of available-for-sale investments	49,595	-	546,412	1,227
Net (loss) gain on sale of premises and equipment,
real estate owned and other repossessed assets	(96,006)	(4,913)	(43,285)	20,438
Other	31,591	31,991	300,839	99,988
Insurance & brokerage commissions	36,691	40,174	159,046	169,971
Total non-interest income	643,853	521,033	3,205,166	2,574,519

Non-interest expenses:
Compensation and employee benefits	1,113,210	1,320,337	4,681,777	4,735,104
FDIC insurance premiums	88,360	102,820	365,728	479,627
Advertising	37,577	23,680	135,889	117,335
Occupancy	277,228	305,424	1,155,699	1,202,478
Amortization of intangible assets	73,113	73,113	292,451	273,096
Service bureau charges	76,686	79,492	313,612	334,535
Professional services	94,249	118,137	425,459	477,848
Other	772,042	777,140	2,135,553	1,739,966
Total non-interest expenses	2,532,465	2,800,144	9,506,168	9,359,989

Income (loss) from continuing operations before income tax expense	79,511	(3,198,054)	672,800	(5,626,784)
Income tax (benefit) expense from continuing operations	-	(111,049)	-	1,089,536
Net Income (loss) from continuing operations	79,511	(3,087,005)	672,800	(6,716,320)

Loss from discontinued operations, net of income tax benefit
of $0, $0 $0, and $29,745, respectively	-	-	-	(83,875)
Gain on sale of discontinued operations, net of income tax expense
of $0, $0, $0, and $19,585, respectively	-	-	-	38,017
Loss from discontinued operations	-	-	-	(45,858)

Net income (loss)	79,511	(3,087,005)	672,800	(6,762,178)

Per share data:
Income (loss) per share from continuing operations
Basic	$0.03	$(1.07)	$0.23	$(2.33)
Diluted	$0.03	$(1.07)	$0.23	$(2.33)
Loss per share from discontinued operations
Basic	$-	$-	$-	$(0.01)
Diluted	$-	$-	$-	$(0.01)
Net income (loss) per share
Basic	$0.03	$(1.07)	$0.23	$(2.34)
Diluted	$0.03	$(1.07)	$0.23	$(2.34)

Dividends per common share	$-	$-	$-	$-